UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 11, 2026
LanzaTech Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40282	92-2018969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8045 Lamon Avenue, Suite 400 Skokie, Illinois	60077
(Address of principal executive offices)	(Zip Code)
(847) 324-2400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0000001 per share	LNZA	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	LNZAW	The Nasdaq Stock Market LLC

☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement
Series A Preferred Stock Purchase and Exchange Agreement
On February 11, 2026, LanzaTech, Inc., a wholly owned subsidiary of LanzaTech Global, Inc. (“LanzaTech Global” and, together with LanzaTech, Inc., the “Company”), entered into a Series A Preferred Stock Purchase and Exchange Agreement (the “LanzaJet Series A Stock Purchase Agreement”) with LanzaJet, Inc. (“LanzaJet”) and the investors party thereto (the “Series A Investors”). Pursuant to the LanzaJet Series A Stock Purchase Agreement, LanzaJet agreed to (i) issue and sell shares of its Series A Preferred Stock (the “Series A Preferred Stock”), to the Series A Investors, (ii) subject to certain conditions (including participation requirements), permit certain holders of LanzaJet common stock (“LanzaJet Common Stock”), and certain warrants to purchase LanzaJet Common Stock, to exchange such shares and warrants for shares of newly created Class C common stock (“Class C Common Stock”), and warrants to purchase Class C Common Stock, respectively, on a 1:1 basis, and (iii) permit certain holders of convertible securities issued by LanzaJet to exchange or convert such securities into newly created preferred stock of LanzaJet (the transactions contemplated by the LanzaJet Series A Stock Purchase Agreement, the “Series A Transaction”). The Series A Transaction may be consummated in one or more closings, including an initial closing that occurred effective as of February 11, 2026 (the “Initial Closing”).
At the Initial Closing, the Company purchased 455,522 shares of Series A Preferred Stock from LanzaJet at a purchase price of $4.390563 per share, for an aggregate purchase price of $2.0 million, and exchanged 60,316,250 shares of LanzaJet Common Stock for 60,316,250 shares of Class C Common Stock.
In connection with the Series A Transaction, LanzaJet filed a Fifth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which, among other things, authorized the issuance of the Series A Preferred Stock and Class C Common Stock and set forth the rights, preferences and privileges of such securities and related provisions contemplated by the Series A Transaction. The LanzaJet Series A Stock Purchase Agreement contains customary representations, warranties and covenants, as well as closing conditions and other customary provisions.
In connection with the Series A Transaction, the following agreements material to the Company were also entered into:
Third Amended and Restated Stockholders’ Agreement
Effective February 11, 2026, LanzaJet, the Company, and certain other stockholders of LanzaJet, including certain of the Series A Investors, entered into a Third Amended and Restated Stockholders’ Agreement (the “Third A&R LanzaJet Stockholders’ Agreement”), which amended and restated that certain Second Amended and Restated Stockholders’ Agreement, dated as of October 16, 2025, to reflect the issuance of the Series A Preferred Stock and the admission of additional stockholders as parties thereto, and to modify certain governance, transfer and other provisions in connection with the Series A Transaction.
Among other things, the Third A&R LanzaJet Stockholders’ Agreement provides for a board of directors of LanzaJet (the “LanzaJet Board”) consisting of seven directors, including one director designated by the Company so long as the Company (together with its applicable affiliates) continues to beneficially own at least 5% of LanzaJet’s fully diluted common shares (as provided under the Third A&R LanzaJet Stockholders’ Agreement). The Third A&R LanzaJet Stockholders’ Agreement also provides that the chairperson of the LanzaJet Board will be the Company’s designee and includes updated provisions relating to transfer restrictions, rights of first refusal, drag-along rights, information rights, indemnification rights and preemptive rights applicable to the stockholders of LanzaJet, including the Company.
Effect on the Company’s Investment in LanzaJet
As previously disclosed, the Company held approximately 53% of LanzaJet’s outstanding common stock as of December 2025 on a fully diluted basis. As a result of the Series A Transaction, the Company’s ownership interest in LanzaJet Common Stock has been reduced to approximately 46%, on a fully diluted basis, assuming the conversion of all outstanding shares of Class C Common Stock, Series A Preferred Stock, other series of LanzaJet preferred stock issued and outstanding, warrants to purchase capital stock of LanzaJet and convertible debt of LanzaJet and its subsidiaries. The Company accounts for its investment in LanzaJet under the equity method of accounting.
The foregoing descriptions of the LanzaJet Series A Stock Purchase Agreement and the Third A&R LanzaJet Stockholders’ Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANZATECH GLOBAL, INC.

Dated: February 18, 2026	By:	/s/ Maryann Maas
	Name:	Maryann Maas
	Title:	Interim General Counsel
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